Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (“Registration Statement”) of our report dated March 28, 2014, relating to the financial statements and financial highlights of the Cash Management Portfolio (one of the portfolios of SunAmerica Series Trust), which appears in the January 31, 2014 Annual Report to Shareholders of SunAmerica Series Trust, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Other Service Providers” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Houston, Texas

January 21, 2014